Filed in the Office of	Business Number C24477-1999
Barbara K. Cegavske	Filing Number 20211950687
Secretary of State State Of Nevada	Filed On 12/9/2021 1:04:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CBAK Energy Technology, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See amendment to Article IV on the attached page.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.9%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Article IV is hereby deleted in its entirety and the following is substituted in lieu thereof:

CAPITAL STOCK

A. The total number of shares of all classes of stock that the corporation shall have authority to issue is FIVE HUNDRED AND TEN MILLION (510,000,000), consisting of FIVE HUNDRED MILLION (500,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and TEN MILLION (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

B. The Board of Directors of the corporation (the "Board of Directors") is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors, and as are not stated and expressed in these articles of incorporation or any amendment thereto.

C. The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders. The stockholders of Common Stock shall not possess cumulative voting rights at stockholder meetings called for the purpose of electing a Board of Directors. Each share of Common Stock shall be entitled to the same dividend and liquidation rights.